SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Goldman Sachs BDC, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transactions applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Commencing June 1, 2016, the following script is expected to be used by Goldman Sachs BDC, Inc. (the “Company”), its investment adviser and personnel of the investment adviser or of their respective affiliates, to solicit votes in connection with the Company’s 2016 annual meeting of stockholders.

I am calling to remind you to vote your shares in Goldman Sachs BDC, Inc., if you haven’t already done so, at the Company’s annual meeting of stockholders, which is being held on June 7.

You should have received the Company’s proxy statement that describes each matter to be voted on. If you didn’t receive a proxy statement, I would be happy to arrange another copy to be sent to you. It includes important information regarding each matter, including how to vote your shares.

If a majority of the shares entitled to vote at the June 7 meeting are not present in person or by proxy at the meeting, then the meeting cannot be held and the votes cannot take place. Accordingly, it is very important that you vote your shares.

A copy of the proxy statement and some “Frequently Asked Questions” regarding the upcoming meeting can be found at the Company’s website under “Investor Resources”.